EXHIBIT 10.1

January 15, 2021

Josh Silverman
[Delivered electronically]

Dear Josh,

Etsy, Inc. (“Etsy”) is pleased to confirm your continuing full-time employment on the terms described in this amended and restated offer letter (the “Offer Letter”). This Offer Letter is contingent on formal approval by Etsy’s Board of Directors (the “Board”) or Compensation Committee.

Your employment commenced on or about May 3, 2017 (the “Start Date”), and the terms of your employment have been either amended or reaffirmed as of the date of this Offer Letter. Your title will continue to be President and Chief Executive Officer. You will continue to report to the Board, working from our Brooklyn office, or virtually to the extent consistent with Etsy’s work-at-home policies. As long as you are employed as President and Chief Executive Officer, Etsy will continue to nominate you for election to the Board. Upon the termination of your employment for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at Etsy and its affiliates) voluntarily, without any further required action by you, as of the end of your employment and you, at the Board’s request, will execute any documents necessary to reflect your resignation.

If you ever wish to change your work location, you will need prior written approval from the Board.

Compensation

Base Salary. Your current salary is $600,000 per year, subject to annual review and adjustment as determined by the Compensation Committee in its sole discretion. In addition, you are eligible for the great benefits that Etsy provides to regular, full-time employees. To the extent the terms of this Offer Letter conflict with any of Etsy’s standardized plans referenced herein, the terms of this Offer Letter control.

Annual Incentive Awards (Cash). You are and will continue to be eligible to participate in the Management Cash Incentive Plan, with an annual target of 100% of your base salary earned during the performance period, which currently follows a calendar year (Jan 1 to Dec 31) cycle. Your bonus award will be determined based upon company financial performance and your individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice. Awards (if any) are paid in the calendar year following the performance year, generally within two and a half months after the end of the performance year.

Long-Term Incentive Awards (Equity).

Retention Award. Etsy will propose that you receive, subject to approval by the Board or the Compensation Committee, a one-time retention equity award grant pursuant to the Etsy, Inc. 2015 Equity Incentive Plan (as amended and restated from time to time, the “Equity Plan”), in the form of performance-based vesting restricted stock units (“PSUs”), having a target grant date value of $25,000,000 (the “Retention Award”). It is anticipated that the Retention Award will be granted on or around March 15, 2021 (the “Retention Award Grant Date”), and at such time the target number of PSUs subject to the Retention Award will be determined. For purposes of clarity, the target number of PSUs subject to such Retention Award will equal $25,000,000 divided by the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days immediately preceding and including the Retention Award Grant Date. The number of PSUs that may be earned will range from 0% to 200% of the target number of PSUs subject to the Retention Award, subject to your continued service through the Performance Period (as defined below). For purposes of clarity, if (i) maximum performance is achieved on each performance metric, 200% of the target number of PSUs subject to the Retention Award will be earned, (ii) target performance is achieved on each performance metric, 100% of the target number of PSUs subject to the Retention Award will be earned, (iii) threshold performance is achieved on each performance metric, 50% of the target number of PSUs subject to the Retention Award will be earned and (iv) performance is less than threshold level on each performance metric, then 0% of the target number of PSUs subject to the Retention Award will be earned. Vesting of any earned PSUs will be based on your continued service through the applicable vesting dates as described below.

Retention Award Vesting.

General Vesting. Vesting will be based on your continued service and achievement of certain performance goals relating to the following four equally-weighted performance metrics: (i) gross merchandise sales, (ii) revenue, (iii) adjusted EBITDA margin (the PSUs subject to performance metrics (i), (ii) and (iii), the “Financial PSUs”) and (iv) relative total shareholder return based on the NASDAQ Composite Index (the “Relative TSR PSUs”), in each case, over a three-year performance period, which will begin on January 1, 2021 and end on December 31, 2023 (the “Performance Period”). Upon completion of the Performance Period, the number of PSUs earned will be determined in good faith by Etsy’s Compensation Committee. Any such earned PSUs will generally vest and settle in shares of Etsy’s common stock as to 50% of the earned PSUs on April 1, 2024 and April 1, 2025, respectively, and except as otherwise provided herein, subject to your continued employment with Etsy from the Retention Award Grant Date through the applicable vesting date.

Vesting upon Termination. If your employment with Etsy is terminated for any reason, other than in connection with a Change in Control (as defined in Etsy’s Executive Severance Plan, hereinafter, the “Severance Plan”) or for a Qualifying Termination (as defined in the Severance Plan), you will forfeit all unearned and unvested PSUs. If you experience a Qualifying Termination from January 1, 2021 to December 31, 2021 (“Year 1 of the Performance Period”), then (i) the Financial PSUs will be deemed to be earned at target performance level and (ii) the Relative TSR PSUs will be deemed to be earned at the greater of (x) target performance level or (y) actual performance level based on a truncated performance period that will end on the date of such Qualifying Termination. If you experience a Qualifying Termination after January 1, 2022 but before the end of the Performance Period (“Years 2 and 3 of the Performance Period”), then the Financial PSUs will be deemed to be earned at the greater of (x) target performance level or (y) actual performance based on a trailing twelve month period that will end on the date of the Qualifying Termination (using linear interpolation for purposes of

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determining the achievement of the applicable performance goals) and the Relative TSR PSUs will be deemed to be earned at the greater of (x) target performance level or (y) actual performance level based on a truncated performance period that will end on the date of such Qualifying Termination. You will vest, as of the date of such Qualifying Termination, in a prorated portion of such PSUs based on the number of days that you were employed between the Retention Award Grant Date and the date of such Qualifying Termination; provided that the Board and/or the Compensation Committee will at all times retain discretion in good faith to reduce the number of PSUs that would otherwise be earned and eligible to vest as of the date of such Qualifying Termination (but in no event will the application of such negative discretion in Years 2 and 3 of the Performance Period result in the number of PSUs that would otherwise be earned be less than actual performance). If you experience a Qualifying Termination after the end of the Performance Period, but before the PSUs have vested and settled in shares of Etsy’s common stock (i.e. April 1, 2025), then all earned but unvested PSUs shall fully vest as of the date of such Qualifying Termination.

Change in Control Treatment. If a Change in Control occurs prior to December 31, 2023, the Performance Period will end as of the date of such Change in Control and (i) any unearned Financial PSUs will be deemed to be earned at (A) target performance level if the Change in Control occurs in Year 1 of the Performance Period and (B) the greater of (x) target performance level or (y) actual performance based on a trailing twelve month period that will end on the date of the closing date of such Change in Control (using linear interpolation for purposes of determining the achievement of the applicable performance goals) if the Change in Control occurs in Years 2 and 3 of the Performance Period, and such earned Financial PSUs will continue to vest in accordance with the original service vesting schedule through April 1, 2025 and (ii) any unearned Relative TSR PSUs will be deemed earned at the greater of (x) target performance level or (y) actual performance level based on a truncated performance period that will end on the closing date of such Change in Control and will use the Change in Control price per share of Etsy common stock, and such earned Relative TSR PSUs will continue to vest in accordance with the original service vesting schedule through April 1, 2025. As noted below, in the event you experience a Qualifying CIC Termination (as defined in the Severance Plan), your earned Financial PSUs (as determined above) and your earned Relative TSR PSUs (as determined above) will fully vest.

Annual Equity Awards. Commencing in 2021, Etsy will recommend that you receive an annual equity award pursuant to the Equity Plan (or a successor thereto), subject to approval by Etsy’s Board and/or its Compensation Committee; provided, that the terms of such annual equity grant, including the grant date value and the form of the award, is subject to market compensation data for Chief Executive Officers in Etsy’s peer group and any such future equity awards will be made at the discretion of Etsy’s Board of Directors and/or its Compensation Committee.

For 2021, your annual equity grant will have a grant date fair value of $9,000,000, of which sixty percent (60%) will be in the form of restricted stock units (“RSUs”) and forty percent (40%) will be in the form of nonqualified stock options to purchase shares of Etsy’s common stock (“Stock Options”). It is expected that your 2021 annual equity award will be granted on or around March 15, 2021, and at such time the number of shares of Etsy’s common stock subject to your RSU and Stock Option awards (and the applicable exercise price) will be

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determined. Your Stock Options will have an exercise price per share equal to the fair market value of Etsy’s common stock on the grant date.

Annual Award Vesting.

General Vesting. Your 2021 RSUs and Stock Options will be subject to service-based vesting conditions only and will vest over a period of four (4) years from the grant date. Each award will vest as to twelve and one half percent (12.5%) of the shares subject to the award on October 1, 2021 (the “Initial Vesting Date”) and twelve and one half percent (12.5%) of the shares subject to the award will vest on each six month anniversary of the Initial Vesting Date (assuming your continuous employment through each applicable vesting date) through April 1, 2025.

Vesting upon Termination. If your employment with Etsy is terminated for any reason other than for a Qualifying Termination or for a Qualifying CIC Termination, you will forfeit all unvested RSUs and Stock Options. If such termination of employment is a Qualifying Termination, then you will be entitled to one year of additional vesting service credit with respect to the shares underlying your unvested RSUs and Stock Options.

Vesting Upon a Qualifying CIC Termination. Notwithstanding the foregoing, your outstanding equity awards (including the Retention Award and your 2021 annual equity award) will vest upon a Qualifying CIC Termination in accordance with the terms and conditions of Severance Plan and your Participation Notice (as defined in the Severance Plan). For the avoidance of doubt, a Qualifying CIC Termination is a Qualifying Termination that occurs in the three-month period before, or the twelve-month period following, a Change in Control.

For the avoidance of doubt, your equity awards will be subject to the terms and conditions of the Equity Plan, or a successor equity plan, and your award agreements.

Legal Fee Reimbursement. Etsy will also reimburse up to $10,000 in legal fees that you incur in connection with this Offer Letter.

Severance Benefits

You will continue to participate in the Severance Plan (subject to the changes noted below), which provides, subject to the terms and conditions of the plan document, upon a (i) Qualifying CIC Termination, eighteen (18) months of base-salary continuation, up to eighteen (18) months of company-paid COBRA coverage, your outstanding equity awards willfully vest, and, if such termination occurs after the third month of the fiscal year, a prorated target bonus for the year of termination and (ii) Qualifying Termination, twelve (12) months of base-salary continuation, up to twelve (12) months of company-paid COBRA coverage and, if such termination occurs after the third month of the fiscal year, a prorated target bonus for the year of termination.

For purposes of your participation in the Severance Plan and regarding acceleration upon a termination for a reason other than for Cause provided for any equity referenced in this Agreement (including PSUs and options) , the definition of Cause is amended such that, in the case of clauses (ii), (iii) and (vi), Etsy will give you notice of the circumstances constituting

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Cause and you shall have the opportunity to cure such circumstances (if curable) within ten (10) business days following your receipt of that notice. In addition, for purposes of your participation in the Severance Plan, Etsy agrees that the hiring of an Executive Chairman would be a material breach of a material agreement between you and Etsy pursuant to clause (ii)(d) of the definition of Qualifying Termination.

Further, outside of the context of a Change in Control:

•	If your employment is terminated in a Qualifying Termination, your then-outstanding (i) PSU awards will vest in accordance with the section of this Offer Letter entitled “Retention Award Vesting; Vesting Upon Termination” and (ii) RSU and Stock Option awards, will vest in accordance with the section of this Offer Letter entitled “Annual Award Vesting; Vesting Upon Termination”; and
•	If your employment terminates other than for Cause (as defined in the Severance Plan), your then-outstanding vested Stock Options will remain exercisable until the earlier of six (6) months after your last day of employment or ten (10) years after the Stock Options were granted.

Upon the termination of your employment for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at Etsy and its affiliates) voluntarily, without any further required action by you, and you agree to execute any documents necessary to reflect such resignation.

Confidentiality

This offer is contingent on your continued compliance with the attached Confidentiality and Prior Inventions Agreement, dated May 2, 2017 (the “CPIA”), pursuant to which, among other things, you have agreed that during your employment with Etsy (and otherwise as described in your CPIA), you will not engage in any other employment, consulting, or business activity that would create a conflict with your position with Etsy.

Miscellaneous

During your employment, you will not, without the prior written consent of the Board, accept other employment or perform other services for compensation or that interfere with your employment or performance as President and Chief Executive Officer. A list of your current outside board and advisory responsibilities are attached as Exhibit A.

This Offer Letter (including the attached CPIA) is the entire agreement between you and Etsy. Any discussions you may have had previously with Etsy are superseded by the terms of this Offer Letter and the CPIA. The terms of this offer may only be changed by a written agreement signed by you and the Chairman of the Board.

Although we have hired you for the position listed above, your job duties, title, compensation, and benefits may change in the future. You understand that you are an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have a similar right. You also agree to comply with Etsy’s workplace policies, which have been made available to you and may change from time to time.

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We hope and expect that continuing to work at Etsy will continue to be beneficial and rewarding for both you and us, but we do have to let you know that this Offer Letter and the resolution of any disputes relating to this Offer Letter or your employment with Etsy will be governed by the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings County, New York or the United States District Court for the Eastern District of New York located in Brooklyn to resolve any dispute or claim between you and Etsy or any of its directors, officers, managers, or employees.

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We look forward to your continued service as our President and CEO.

Very truly yours,

/s/ Fred Wilson
Fred Wilson
Chair of the Board

I have read and accepted this employment offer

Name:	Josh Silverman
Signature:	/s/ Josh Silverman
Date:	1/16/2021
Email:	XXXXX

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Exhibit A

Outside Activities

For Profit Boards:

•	Shake Shack (SHAK)

Not for Profit Boards:

•	ScriptEd.org
•	ClubbedThumb
•	Stanford Business School

Advisory Roles:

•	HomeTeamCare
•	Clinc
•	FON

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Exhibit B

CONFIDENTIALITY AND PRIOR INVENTIONS AGREEMENT

This Confidentiality and Prior Inventions Agreement (or the “Agreement,” for short) is an important part of the employment offer that Etsy, Inc. has made to you. Please read it carefully and sign at the bottom if you understand and agree to all of its terms. If you sign this Agreement, it will take effect on May 2, 20. If you have any questions about this Agreement, please speak with your contact on the Etsy Recruiting team before signing below.

In return for offering you the position described in your offer letter and for providing you with access to new and additional training and Confidential Information belonging to Etsy (and described below), Etsy needs you to make certain commitments. These commitments relate to:

•	your ability to work for Etsy and perform your job duties without violating any commitments you may have agreed to in the past or that you are otherwise subject to,
•	Etsy’s ownership of any ideas you come up with or technologies you develop while working for Etsy,
•	the need to keep confidential and protect certain information about Etsy and its members and employees both while working for Etsy and after you leave the company, and
•	your willingness not to compete with Etsy or take certain actions that could hurt Etsy’s legitimate interests while you are working for Etsy and for a short period of time afterward.

Each of these commitments is described in more detail below in Section 1 of this Agreement. Section 1 also contains information about your employment status with Etsy, which will be as an at-will employee.

In Section 2, you will find information on the rights you and Etsy have under this Agreement and how you and Etsy can enforce those rights. Section 2 also contains important information about how disputes relating to your employment will be resolved.

Section 1 - Your Commitments to Etsy

There are no conflicts that would prevent you from working for Etsy or performing your job. As much as we want you to join our company, we need you to confirm that the terms of your employment with your current employer (and any former employers) do not restrict your ability to work for Etsy. By signing this Agreement, you agree that you have not entered into an agreement (and will not in the future) that is in conflict with this Agreement or the terms of your employment with Etsy. You also agree that you have shared with Etsy a copy of any agreement (such as a non-compete or non-solicitation agreement) that could impact your ability to work for Etsy.

Example: You currently work for eBay and signed an offer letter or employment agreement that says you will not work for another online marketplace for one year after you leave eBay. You have a conflict that could prevent you from

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working for Etsy and must share that document with Etsy before you sign this Agreement.

You will not use any property or confidential information of a current or former employer without their permission. We want to respect the rights of your current and former employers, and quite frankly, we don’t want them claiming any rights to the work you do here at Etsy. By signing this Agreement, you agree that you will not bring to Etsy, and will not use or disclose at Etsy, the confidential information of any current or former employer or any other party, unless you have their written permission to do so (and our Legal team would like to see that written permission, thank you). You also agree that you will not use at Etsy any documents or other property (including documents or property that you created yourself) from your current or former employer without the employer’s written permission.

Example: You have confidential agreements or customer lists from your previous job that you think might be helpful in the work you will do for Etsy. You cannot use those materials while working for Etsy or share those materials with Etsy employees without getting written permission from your previous employer.

Etsy will own anything you create while working for Etsy that relates to the work you do for Etsy. While working for Etsy, you will hopefully develop or contribute to one or more products, services, or programs. In this Agreement, we refer to all ideas, products, services, processes, and designs you develop or contribute to while working for Etsy and that relate to Etsy’s business as “Covered Inventions.” In addition to your salary and benefits, Etsy will also provide you with the resources, materials, and support you need to do your job, including the development of Covered Inventions. In return, you agree that Etsy will own all rights in all Covered Inventions (including all patents, copyrights and other intellectual property rights), whether or not the work is performed in Etsy’s offices, uses Etsy resources, or takes place during business hours.

By signing this Agreement, you are assigning to Etsy all of your rights in the U.S. and internationally in all Covered Inventions and all intellectual property rights related to those Covered Inventions. Any copyrights in the Covered Inventions, including in any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of Etsy’s rights under copyright laws. By signing this Agreement, you are also assigning to Etsy any rights you currently have or may acquire at any time in the future in any Covered Inventions. Lastly, you agree to disclose all Covered Inventions to Etsy and to waive any claims you have or may have in the future for infringement of any Covered Inventions.

Example: As a software developer for Etsy, you write a piece of code that is included in a new Etsy product. Etsy will own all rights in the code you wrote and in any products or services that rely on that code.

Etsy has no interest in owning things you created or developed in the past, but Etsy needs a license from you if you incorporate that prior work into the work you do at Etsy. If you previously created something that relates to Etsy’s business, and you do not want that creation to be considered a Covered Invention for purposes of this Agreement, please list it in Appendix A. We refer to any items listed in Appendix A as “Prior Inventions.” We will follow an internal review process to be sure that we understand and agree about what you are claiming as a Prior

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Invention. While Etsy does not claim to own your Prior Inventions, you agree that if you incorporate Prior Inventions into the work you do for Etsy, Etsy will have the right to use those Prior Inventions to operate its business. Here is the legalese version of the previous sentence: If any of the work you do for Etsy incorporates or uses a Prior Invention, you give Etsy a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to incorporate or use such Prior Invention and any related intellectual property rights.

Example: You are a graphic designer and want to retain ownership of some designs you did in the past. You list those designs in Appendix A and retain ownership of those designs, which are considered Prior Inventions. Later on, you incorporate one of the designs into a design you create for Etsy’s website. Etsy then has a license to use your original design, because the original design is now part of the website design that you created for, and that is owned by, Etsy.

Etsy permits its employees to perform outside work and to take on side projects if certain conditions are met. We recognize that you may want to take on some outside work or side projects while working for Etsy. We have an approval process for activities like those; you will receive more information about the process after your start date. Etsy will not have or claim rights in anything you develop or create through an authorized side project as long as (a) the work is done entirely on your own time and will not interfere with your ability to perform the work you do for Etsy, (b) you did not incorporate any Etsy materials or resources, and (c) the development or creation does not relate to an Etsy product or service or Etsy intellectual property.

Example: If you are part of the Etsy PR team and want to do some work as a freelance calligrapher in your spare time, that would likely be an approved side project.

Example: If you are a software developer for Etsy and you want to serve on the board of advisors for a new gaming startup that doesn’t conflict with your work at Etsy, that would likely be approved outside work.

You will keep confidential any Confidential Information you receive or learn about while working for Etsy. In order to perform your job at Etsy, you may create or be given access to Confidential Information about Etsy, or about its employees, contractors, customers, suppliers, and other parties. When we refer to “Confidential Information” in this Agreement, we mean information and physical materials not generally known or available outside of Etsy. Confidential Information could be technical data, product ideas, product roadmaps, business deals that we haven’t announced to the public, software code and designs, personal information about other Etsy employees, or lists of suppliers. Confidential Information includes both information and materials that belong or relate to Etsy, as well as information and materials that a third party has disclosed to Etsy on a confidential basis.

By signing this Agreement, you agree that you will hold Confidential Information in strict confidence and that you will not use or disclose any Confidential Information, except as required to do your job. The restriction on your use or disclosure of Confidential Information will

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continue if you leave Etsy and will remain in effect until the Confidential Information becomes publicly available through no fault of your own.

Example: While working for Etsy, you have access to a supplier’s pricing lists. The price lists are considered Confidential Information and you are required to maintain the confidentiality of the pricing information both while working for Etsy and after your employment ends.

If your employment with Etsy ends, you agree to return to Etsy all copies of any materials you have that contain Confidential Information. You may keep your compensation records and a copy of this Agreement.

You will maintain the privacy of Etsy members and employees. As part of your work for Etsy, you may have access to private information about Etsy members and employees. Both groups place a high value on their privacy and it is critical that you treat private member and employee information with the highest degree of care. By signing this Agreement, you agree that you will only access and use Etsy member and employee information when it is necessary to do your job. You also agree that you will not share Etsy member and employee personal information outside of Etsy, or even with other Etsy employees, without proper authorization and even then only when required as part of your job. If you are ever in doubt about whether member or employee information may be shared within or outside of Etsy, you should ask the Etsy Legal team.

Please note that when we refer to a Competing Business in the next three paragraphs, we mean (a) any of the following companies, and any of their subsidiaries or parent companies that operate an online marketplace: Amazon, eBay, and Alibaba; (b) any business that develops or operates an online marketplace selling the types of products sold on Etsy.com or its related websites (for example, crafts, art, handmade goods, vintage goods, or craft supplies), and (c) any business that develops or operates a platform or tools for building or operating e-commerce websites. For purposes of illustration only, examples of category (b) include Craftsy and Michaels.com; and examples of category (c) include Shopify and WordPress.

You will not compete against Etsy while you are employed by Etsy. It probably goes without saying, but Etsy is hiring you to help build its business and not to compete with it. Competition could take several different forms, including starting or working for a Competing Business, doing consulting work for another company that conflicts with your work for Etsy, or diverting business opportunities from Etsy. By signing this Agreement, you agree that while working for Etsy you will not start, invest in, or do work for a Competing Business, or divert business opportunities with vendors, suppliers, or other business partners that otherwise might have been available to Etsy.

Example: It is not okay to (a) consult for the marketplace startup your friend founded, or (b) try to convince an Etsy partner to end its relationship with Etsy.

Example: It is okay to buy paper towels from Amazon or sneakers from eBay.

You will not compete against Etsy for a short period after your employment with Etsy ends. While working for Etsy you may be given access to plans, processes, contacts,

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customers, or other information that could put Etsy at an unfair competitive disadvantage if they were shared with or used for the benefit of a Competing Business. To protect Etsy’s legitimate interests, we require that you agree to certain limits on actions that would be competitive with Etsy for a short period after your employment with Etsy ends. By signing this Agreement, you agree that for six months after your employment with Etsy ends for any reason, you will not, without Etsy’s written permission, start, invest in, or do work for a Competing Business in a capacity that is similar in form or function to that which you performed in the last year of your employment with Etsy, and that you will not divert business opportunities that otherwise might have been available to Etsy.

Example: It is not okay to leave Etsy and immediately take a similar position with Amazon Handmade.

Example: It is okay to leave Etsy to launch a laundry delivery startup or to join a company like Google or Facebook.

You will not poach or solicit Etsy employees, members, or business partners while you are employed by Etsy or for a short period of time after your employment with Etsy ends. In addition to working for a Competing Business or diverting business opportunities from Etsy, you could also unfairly compete against Etsy by poaching or soliciting Etsy employees, members, vendors, suppliers, or other business partners. By signing this Agreement, you agree that both during your employment with Etsy and for one year after your employment with Etsy ends for any reason, you will not directly or indirectly cause anyone to leave their position with Etsy, or solicit any Etsy members, vendors, suppliers, or other business partners with whom you worked or acquired Confidential Information from in the last two years of your employment with Etsy.

Example: It is not okay to (a) persuade an Etsy seller to close her shop and instead sell on a competing platform that you own stock in, or (b) convince an Etsy developer to leave Etsy to work for your sister’s startup.

Example: It is okay to encourage a colleague to leave Etsy to follow her dream of running her Etsy Shop full-time.

You will be an at-will employee of Etsy. You will be an at-will employee of Etsy, which means that you are free to resign at any time and that Etsy may terminate your employment at any time and for any or no reason. By signing this Agreement, you acknowledge that you will be an at-will employee of Etsy and that you are not entering into an employment contract with Etsy for a set period of time.

Section 2 - Enforcement of Rights and Other Legal Information

New York law will be used to resolve disputes. If there is a dispute concerning this Agreement or your employment with Etsy, the dispute will be resolved using the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings

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County, New York or the United States District Court for the Eastern District of New York located in Brooklyn.

Nothing in this Agreement prohibits you from reporting violations of the law or Etsy’s policies, and no retaliatory action will be taken against you for doing so. Nothing in this Agreement, including the section on Confidential Information, prohibits you from reporting possible violations of the law. This includes making reports to a governmental agency, such as the Department of Justice or the Securities and Exchange Commission. Similarly, nothing in this Agreement prohibits you from reporting possible violations of the law or Etsy’s Code of Conduct or other policies to your manager, Etsy’s General Counsel, or Etsy’s SVP of Human Resources, or through Etsy’s whistleblower hotline. You do not need authorization from Etsy to report violations of the law or Etsy’s policies and you do not have to notify Etsy that you have done so. Etsy takes its non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate against you if you report a violation or a suspected violation in good faith, or cooperate with an investigation.

You may have additional rights not described in this Agreement. You may have additional rights that are not described in this Agreement. If you have any questions about your rights under this Agreement or otherwise, you should speak with a lawyer before signing this Agreement.

What you and Etsy must do to waive rights created by this Agreement. For you or Etsy to waive a right granted by this Agreement, you and an authorized representative of Etsy must explicitly agree to waive that right in writing. If either you or Etsy do not enforce a right granted by this Agreement for some period of time, that right will not be considered to have been waived. Similarly, if you or Etsy exercise one right granted by this Agreement, that will not be considered a waiver of any other right you or Etsy may have under this Agreement.

Example: You develop a piece of code for Etsy and then use that code in a website you develop for a friend. You tell your manager what you are doing and she tells you verbally that it’s okay. Six months later, your VP finds out that you’re using Etsy code for a non-Etsy project and asks you to stop. Neither your conversation with your manager nor the fact that six months elapsed before Etsy asked you to stop would be considered a waiver of Etsy’s rights under this Agreement to control the use of the code you developed.

Etsy may assign this Agreement to certain third parties. Etsy may assign this Agreement to an affiliate, or to a third party in the case of a merger or acquisition. In the case of a merger or acquisition, as an at-will employee, you would still be free to resign at any time.

Etsy will be entitled to an injunction if you violate or threaten to violate this Agreement. Etsy could suffer serious harm if you violate this Agreement. By signing this Agreement, you agree that Etsy will be entitled to an injunction (and will not be required to post a bond) to protect itself if you breach or threaten to breach this Agreement. Note that a court has the discretion to strike or modify any part of this Agreement that it determines is too broad or unenforceable under the specific circumstances related to your departure.

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Section 1 of this Agreement will remain in effect after you stop working for Etsy. Whether you resign from Etsy or Etsy terminates your employment, the obligations you agreed to in Section 1 of this Agreement, including those concerning Confidential Information, ownership of your work, and non-competition, will remain in effect indefinitely.

ETSY, INC.	EMPLOYEE
By: /s/ Fred Wilson	Name: Josh Silverman
Name: Fred Wilson	Signature: /s/ Josh Silverman
Title: Lead Independent Director	Date: May 2, 2017 Email: XXXXXX

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Appendix A

PRIOR INVENTIONS

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